Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of NanoVibronix, Inc. on Form S-3 (File Nos. 333-229106 and 333-236000) and Form S-8 (File No. 333-205577) of our report, which includes an explanatory paragraph as to the company’s ability to continue as a going concern, dated May 20, 2020, with respect to our audit of the consolidated financial statements of NanoVibronix, Inc. as of December 31, 2019 and 2018 and for each of the two years ended December 31, 2019, which report is included in this Annual Report on Form 10-K of NanoVibronix, Inc. for the year ended December 31, 2019.

/s/ Marcum llp
Marcum llp
New York, NY
May 20, 2020